UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2021

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	KPTI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 17, 2021, Karyopharm Therapeutics Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Berlin-Chemie AG, an affiliate of the Menarini Group (“Menarini”), pursuant to which the Company granted Menarini a non-exclusive license to develop, and an exclusive license to commercialize, products containing selinexor, the Company’s lead Selective Inhibitor of Nuclear Export (“SINE”) compound (the “Product”), for all human oncology indications in the European Economic Area, United Kingdom, Switzerland, Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan, Ukraine, Turkey, Mexico, all Central America countries and all South America countries (collectively, the “Territory”). In addition, the Company granted to Menarini a non-exclusive license to package and label the Product in or outside of the Territory for all human oncology indications solely to enable Menarini to commercialize the Product within the Territory.

Under the terms of the Agreement, the Company will use commercially reasonable efforts to develop the Product, transfer any marketing approval or authorization with respect to the Product in the Territory to Menarini and to complete any post-marketing approval or authorization studies required by a regulatory authority as a condition of maintaining the approval in any country in the Territory (the “Post-Registration Studies”). Menarini is obligated to use commercially reasonable efforts to apply for and obtain marketing approval or authorization of the Product, and to obtain price or reimbursement approval for the Product after approval of the relevant marketing approval or authorization, in each country of the Territory in each indication for which the Company has conducted a registrational clinical trial. Menarini is also obligated to use commercially reasonable efforts at its sole cost and expense to launch and commercialize the Product in each country of the Territory in each indication for which the Company has conducted a registrational clinical trial.

The Company will receive an upfront cash payment of $75.0 million in 2021, which we believe will extend the Company’s cash runway to early 2024. The Company is also entitled to receive up to $202.5 million in milestone payments from Menarini if certain development and sales performance milestones are achieved. The Company is further eligible to receive tiered royalties ranging from the mid-teens to mid-twenties based on future net sales of the Product in the Territory. The payments owed by Menarini to the Company are subject to reduction in specified circumstances. Menarini will reimburse the Company for 25% of all documented expenses incurred by the Company for the global development of the Product during 2022 through 2025, provided that such reimbursements shall not exceed $15.0 million per calendar year.

Menarini will purchase Product from the Company in accordance with a supply agreement to be entered into by the Company and Menarini (the “Supply Agreement”). The Company will supply all required quantities of selinexor and Product for the Territory as set forth in the Supply Agreement.

The development and commercialization of the Product for all human oncology indications in the Territory as contemplated by the Agreement will be subject to oversight by a joint steering committee composed of employees of the Company and Menarini, with the Company having final decision-making authority with regard to the development of the Product, as well as certain other technical, scientific and clinical operations matters, and Menarini having final decision-making authority with regard to the commercialization of the Product. Each party has also agreed to indemnify the other party from certain liabilities specified in the Agreement.

The Agreement will continue in effect on a country-by-country basis until the last to occur among: (i) the fifteenth anniversary of the first commercial sale of the Product in the applicable country, (ii) the expiration of the last-to-expire of the licensed patent rights in the applicable country or (iii) the expiration of any regulatory exclusivity protection covering the Product in such country. However, the Agreement may be terminated earlier by either party for (i) an uncured material breach of the Agreement by the other party (A) on a country-by-country basis with respect to the country to which the breach relates if the breach is specific to such country and does not affect the Agreement as a whole or (B) in its entirety if the breach affects the Agreement as a whole, or (ii) in the event of the insolvency or bankruptcy of the other party. The Company may terminate the Agreement for certain patent challenges by Menarini.

The Company expects to file the Agreement as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2021. The foregoing is a description of certain terms of the Agreement and is intended to be a summary of the material terms and is qualified in its entirety by reference to the text of the Agreement when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: December 21, 2021	By:	/s/ Michael Mano
Michael Mano
Senior Vice President, General Counsel and Secretary